The Reserve Fund

 Signature Page

This report is signed on behalf of the registrant (or depositor or trustee).

City of: New York           State of: New York         Date: February 17, 2009

The Reserve Fund

By: Bruce Bent II - Co-CEO

Witness: Arthur Bent  - Co-CEO